EXHIBIT 99.1

AT THE COMPANY:                                AT THE FINANCIAL RELATIONS BOARD:
Suzanne B. Bell    Joseph V. Vittoria        Doug DeLieto       Christina Howard
General Counsel   Chief Executive Officer    (General Info.)    (Analysis Info.)
          (561) 266-0860                               (212) 661-8030

              THE TRAVEL COMPANY ADOPTS SHARE PURCHASE RIGHTS PLAN
                              AND BY-LAW AMENDMENTS

         Delray Beach, FL; January 29, 1999 - Travel Services International, Inc., dba The Travel Company (NASDAQ:TRVL) announced today that its Board of Directors adopted a Share Purchase Rights Plan (the "Rights Plan") and, in connection therewith, declared a dividend distribution of one Common Stock Purchase Right on each outstanding share of the Company's common stock. The Board of Directors also adopted various amendments to the Company's Bylaws, providing for procedures and other provisions in connection with shareholder proposals, nominations, meetings, actions by written consent and other matters.

         Joseph V. Vittoria, Chairman and Chief Executive Officer of The Travel Company, stated: "The Rights Plan is designed to assure that all of the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company, and to guard against coercive or unfair tactics to gain control of The Travel Company without paying all shareholders a premium for that control. The Rights are not being adopted in response to any specific takeover threat, but are a response to the general takeover environment and volatility in the stock markets."

         The Company stated that the Rights Plan is similar to those adopted by many other public companies. The Rights are intended to enable the Company's shareholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover.

         Each Right has an initial exercise price of $175.00 for one share of the Company's common stock (subject to adjustment). The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender or exchange offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Upon any such occurrence, each Right will entitle its holder (other than such person or group of affiliated or associated persons) to purchase, at the Right's then-current exercise price, a number of the Company's common shares having a market value of twice such price. In addition, if the Company is acquired in a merger or other business combination transaction, or sells 50% or more of its assets or earning power, after a person or group has acquired 15% or more of the Company's outstanding shares, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person (and affiliated and associated persons) will not be entitled to exercise these Rights.

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         Following the acquisition by a person or group of 15% or more of the
Company's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group) at an exchange ratio of one share of common stock per Right.

         Prior to the acquisition by a person or group of 15% or more of the Company's common stock, the Rights are redeemable for $.001 per Right at the option of the Board of Directors. If a redemption is authorized after a change in a majority of the Board of Directors (resulting from a proxy contest or consent solicitation), then it must be approved by a majority of "independent directors" (as defined in the plan) and by a majority vote of the full Board. The Board of Directors is also authorized to reduce the 15% thresholds referred to above to not less than 10% under circumstances the Board deems appropriate.

         The dividend distribution will be made on or about February 8, 1999, payable to shareholders of record on January 28, 1999. The Rights will expire on January 28, 2009. The adoption of the Rights Plan and the distribution of the Rights is not dilutive, does not affect reported earnings per share, and is not taxable to shareholders. A copy of the complete Rights Plan will be included with the appropriate filings with the Securities and Exchange Commission.

         Separately, the Company announced that the Board of Directors also amended and restated the Company's Bylaws to provide for certain procedures and other provisions in connection with shareholder proposals, nominations, meetings, actions by written consent and other matters. These include the addition of procedures that authorize the Chairman of any shareholders' meeting to adjourn the meeting, and for the Board to have authority to postpone a shareholders' meeting by public announcement prior to the scheduled meeting date; specified notice, timing and content requirements for shareholders to propose business to be conducted at, or to nominate persons for election as directors at, annual or special meetings of shareholders; procedures for shareholders to take action without a meeting by written consent; and a provision authorizing the Board to establish special voting and/or quorum requirements with respect to authorizations, approvals and/or determinations by the Board (or by designated directors or subgroups or committees of directors). These provisions could render more difficult or discourage an attempt to obtain control of the Company through a proxy contest or consent solicitation.

         The Company also announced that it has completed its reincorporation from Delaware to Florida, effective as of December 31, 1998. This change in the Company's state of incorporation was approved by shareholders at the 1998 annual meeting of stockholders. Shareholders will not be required to exchange their stock certificates in connection with the reincorporation.

         The Travel Company is a leading specialized distributor of cruise vacations, domestic and international airline tickets and European auto rentals, and a leading provider of electronic hotel reservation services. The Company provides travel agents and travelers a unique combination of specialized expertise, the ability to compare options from multiple travel providers and competitive prices.

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